Exhibit A

Statute and other Treaty provisions European Investment Bank

Statute and other Treaty provisions The texts reproduced herein are intended mainly for quick reference. Only European Union legislation published in paper editions of the Official Journal of the European Union is deemed authentic. Version dated 1 July 2013

Contents Preface 6 Statute of the European Investment Bank 7 Other provisions relating to the European Investment Bank 25 Provisions relating to the European Investment Bank in the Treaty on European Union 26 Provisions relating to the European Investment Bank in the Treaty on the Functioning of the European Union 27 Protocol (No 6) on the location of the seats of the institutions and of certain bodies, offices, agencies and departments of the European Union (extract) 38 Protocol (No 7) on the Privileges and Immunities of the European Union (extract) 39 Protocol (No 28) on Economic, Social and Territorial Cohesion 41

Preface This brochure contains the Statute of the European Investment Bank (EIB) as well as various provisions relating to the EIB taken from the Treaty on European Union and the Treaty on the Functioning of the European Union as well as from Protocols Nos 6, 7 and 28 annexed to these Treaties. The EIB enjoys legal personality and financial autonomy and is endowed with its own decision-making bodies. The EIB’s Statute is drawn up as a Protocol (No 5) annexed to the Treaty on European Union and the Treaty on the Functioning of the European Union. In accordance with Article 51 of the Treaty on European Union, it forms an integral part of both Treaties. Pursuant to the third paragraph of Article 308 of the Treaty on the Functioning of the European Union, the Statute may be amended by the Council acting unanimously in accordance with a special legislative procedure, at the request of the European Investment Bank and after consulting the European Parliament and the Commission, or on a proposal from the Commission and after consulting the European Parliament and the European Investment Bank. The texts of the Statute as well as of the various provisions relating to the EIB mentioned above are the texts as adopted in the context of the Treaty of Lisbon. Moreover, the current text of the Statute also takes into account (i) the changes brought to Articles 4(1) and 5(1) by the decision of the EIB’s Board of Governors of 31 December 2012, adopted in accordance with Article 4(3) of the Statute, to increase the capital of the EIB by EUR 10 000 000 000, (ii) the amendments following the Treaty of Accession of the Republic of Croatia to the European Union on 1 July 2013, and (iii) the decision of the EIB’s Board of Governors of 1 July 2013 to align Croatia’s subscribed capital share with the 2012 EIB capital increase.

Statute of the European Investment Bank (Version dated 1 July 2013) THE HIGH CONTRACTING PARTIES, DESIRING to lay down the Statute of the European Investment Bank provided for in Article 308 of the Treaty on the Functioning of the European Union, HAVE AGREED upon the following provisions, which shall be annexed to the Treaty on European Union and to the Treaty on the Functioning of the European Union: Article 1 The European Investment Bank established by Article 308 of the Treaty on the Functioning of the European Union (hereinafter called the ‘Bank’) is hereby constituted; it shall perform its functions and carry on its activities in accordance with the provisions of the Treaties and of this Statute. Article 2 The task of the Bank shall be that defined in Article 309 of the Treaty on the Functioning of the European Union. Article 3 In accordance with Article 308 of the Treaty on the Functioning of the European Union, the Bank’s members shall be the Member States.

Article 4 1. The capital of the Bank shall be EUR 243 284 154 500, subscribed by the Member States as follows: Germany 39 195 022 000 France 39 195 022 000 Italy 39 195 022 000 United Kingdom 39 195 022 000 Spain 23 517 013 500 Belgium 10 864 587 500 Netherlands 10 864 587 500 Sweden 7 207 577 000 Denmark 5 501 052 500 Austria 5 393 232 000 Poland 5 017 144 500 Finland 3 098 617 500 Greece 2 946 995 500 Portugal 1 899 171 000 Czech Republic 1 851 369 500 Hungary 1 751 480 000 Ireland 1 375 262 000 Romania 1 270 021 000 Croatia  891 165 500 Slovakia  630 206 000 Slovenia  585 089 500 Bulgaria  427 869 500 Lithuania  367 127 000 Luxembourg  275 054 500 Cyprus  269 710 500 Latvia  224 048 000 Estonia  173 020 000 Malta  102 665 000  The Member States shall be liable only up to the amount of their share of the capital subscribed and not paid up.

2. The admission of a new member shall entail an increase in the subscribed capital corresponding to the capital brought in by the new member. 3. The Board of Governors may, acting unanimously, decide to increase the subscribed capital. 4. The share of a member in the subscribed capital may not be transferred, pledged or attached. Article 5 1. The subscribed capital shall be paid in by Member States to the extent of 8.919255272% on average of the amounts laid down in Article 4(1). 2. In the event of an increase in the subscribed capital, the Board of Governors, acting unanimously, shall fix the percentage to be paid up and the arrangements for payment. Cash payments shall be made exclusively in euro. 3. The Board of Directors may require payment of the balance of the subscribed capital, to such extent as may be required for the Bank to meet its obligations. Each Member State shall make this payment in proportion to its share of the subscribed capital. Article 6 (ex Article 8) The Bank shall be directed and managed by a Board of Governors, a Board of Directors and a Management Committee. Article 7 (ex Article 9) 1. The Board of Governors shall consist of the ministers designated by the Member States. 2. The Board of Governors shall lay down general directives for the credit policy of the Bank, in accordance with the Union’s objectives. The Board of Governors shall ensure that these directives are implemented.

3. The Board of Governors shall in addition: (a) decide whether to increase the subscribed capital in accordance with Article 4(3) and Article 5(2); (b) for the purposes of Article 9(1), determine the principles applicable to financing operations undertaken within the framework of the Bank’s task; (c) exercise the powers provided in Articles 9 and 11 in respect of the appointment and the compulsory retirement of the members of the Board of Directors and of the Management Committee, and those powers provided in the second subparagraph of Article 11(1); (d) take decisions in respect of the granting of finance for investment operations to be carried out, in whole or in part, outside the territories of the Member States in accordance with Article 16(1); (e) approve the annual report of the Board of Directors; (f) approve the annual balance sheet and profit and loss account; (g) exercise the other powers and functions conferred by this Statute; (h) approve the Rules of Procedure of the Bank. 4. Within the framework of the Treaty and this Statute, the Board of Governors shall be competent to take, acting unanimously, any decisions concerning the suspension of the operations of the Bank and, should the event arise, its liquidation. Article 8 (ex Article 10) Save as otherwise provided in this Statute, decisions of the Board of Governors shall be taken by a majority of its members. This majority must represent at least 50% of the subscribed capital. A qualified majority shall require eighteen votes in favour and 68% of the subscribed capital. Abstentions by members present in person or represented shall not prevent the adoption of decisions requiring unanimity.

Article 9 (ex Article 11) 1. The Board of Directors shall take decisions in respect of granting finance, in particular in the form of loans and guarantees, and raising loans; it shall fix the interest rates on loans granted and the commission and other charges. It may, on the basis of a decision taken by a qualified majority, delegate some of its functions to the Management Committee. It shall determine the terms and conditions for such delegation and shall supervise its execution. The Board of Directors shall see that the Bank is properly run; it shall ensure that the Bank is managed in accordance with the provisions of the Treaties and of this Statute and with the general directives laid down by the Board of Governors. At the end of the financial year the Board of Directors shall submit a report to the Board of Governors and shall publish it when approved. 2. The Board of Directors shall consist of twenty-nine directors and nineteen alternate directors. The directors shall be appointed by the Board of Governors for five years, one nominated by each Member State, and one nominated by the Commission. The alternate directors shall be appointed by the Board of Governors for five years as shown below: two alternates nominated by the Federal Republic of Germany, two alternates nominated by the French Republic, two alternates nominated by the Italian Republic, two alternates nominated by the United Kingdom of Great Britain and Northern Ireland, one alternate nominated by common accord of the Kingdom of Spain and the Portuguese Republic, one alternate nominated by common accord of the Kingdom of Belgium, the Grand Duchy of Luxembourg and the Kingdom of the Netherlands, two alternates nominated by common accord of the Kingdom of Denmark, the Hellenic Republic, Ireland and Romania,

two alternates nominated by common accord of the Republic of Estonia, the Republic of Latvia, the Republic of Lithuania, the Republic of Austria, the Republic of Finland and the Kingdom of Sweden, four alternates nominated by common accord of the Republic of Bulgaria, the Czech Republic, the Republic of Croatia, the Republic of Cyprus, the Republic of Hungary, the Republic of Malta, the Republic of Poland, the Republic of Slovenia and the Slovak Republic, one alternate nominated by the Commission. The Board of Directors shall co-opt six non-voting experts: three as members and three as alternates. The appointments of the directors and the alternates shall be renewable. The Rules of Procedure shall lay down arrangements for participating in the meetings of the Board of Directors and the provisions applicable to alternates and co-opted experts. The President of the Management Committee or, in his absence, one of the Vice-Presidents, shall preside over meetings of the Board of Directors but shall not vote. Members of the Board of Directors shall be chosen from persons whose independence and competence are beyond doubt; they shall be responsible only to the Bank. 3. A director may be compulsorily retired by the Board of Governors only if he no longer fulfils the conditions required for the performance of his duties; the Board must act by a qualified majority. If the annual report is not approved, the Board of Directors shall resign. 4. Any vacancy arising as a result of death, voluntary resignation, compulsory retirement or collective resignation shall be filled in accordance with paragraph 2. A member shall be replaced for the remainder of his term of office, save where the entire Board of Directors is being replaced. 5. The Board of Governors shall determine the remuneration of members of the Board of Directors. The Board of Governors shall lay down what activities are incompatible with the duties of a director or an alternate.

Article 10 (ex Article 12) 1. Each director shall have one vote on the Board of Directors. He may delegate his vote in all cases, according to procedures to be laid down in the Rules of Procedure of the Bank. 2. Save as otherwise provided in this Statute, decisions of the Board of Directors shall be taken by at least one third of the members entitled to vote representing at least 50% of the subscribed capital. A qualified majority shall require eighteen votes in favour and 68% of the subscribed capital. The Rules of Procedure of the Bank shall lay down the quorum required for the decisions of the Board of Directors to be valid. Article 11 (ex Article 13) 1. The Management Committee shall consist of a President and eight Vice-Presidents appointed for a period of six years by the Board of Governors on a proposal from the Board of Directors. Their appointments shall be renewable. The Board of Governors, acting unanimously, may vary the number of members on the Management Committee. 2. On a proposal from the Board of Directors adopted by a qualified majority, the Board of Governors may, acting in its turn by a qualified majority, compulsorily retire a member of the Management Committee. 3. The Management Committee shall be responsible for the current business of the Bank, under the authority of the President and the supervision of the Board of Directors. It shall prepare the decisions of the Board of Directors, in particular decisions on the raising of loans and the granting of finance, in particular in the form of loans and guarantees; it shall ensure that these decisions are implemented. 4. The Management Committee shall act by a majority when delivering opinions on proposals for raising loans or granting of finance, in particular in the form of loans and guarantees.

5. The Board of Governors shall determine the remuneration of members of the Management Committee and shall lay down what activities are incompatible with their duties. 6. The President or, if he is prevented, a Vice-President shall represent the Bank in judicial and other matters. 7. The staff of the Bank shall be under the authority of the President. They shall be engaged and discharged by him. In the selection of staff, account shall be taken not only of personal ability and qualifications but also of an equitable representation of nationals of Member States. The Rules of Procedure shall determine which organ is competent to adopt the provisions applicable to staff. 8. The Management Committee and the staff of the Bank shall be responsible only to the Bank and shall be completely independent in the performance of their duties. Article 12 (ex Article 14) 1. A Committee consisting of six members, appointed on the grounds of their competence by the Board of Governors, shall verify that the activities of the Bank conform to best banking practice and shall be responsible for the auditing of its accounts. 2. The Committee referred to in paragraph 1 shall annually ascertain that the operations of the Bank have been conducted and its books kept in a proper manner. To this end, it shall verify that the Bank’s operations have been carried out in compliance with the formalities and procedures laid down by this Statute and the Rules of Procedure. 3. The Committee referred to in paragraph 1 shall confirm that the financial statements, as well as any other financial information contained in the annual accounts drawn up by the Board of Directors, give a true and fair view of the financial position of the Bank in respect of its assets and liabilities, and of the results of its operations and its cash flows for the financial year under review. 4. The Rules of Procedure shall specify the qualifications required of the members of the Committee and lay down the terms and conditions for the Committee’s activity.

Article 13 (ex Article 15) The Bank shall deal with each Member State through the authority designated by that State. In the conduct of financial operations the Bank shall have recourse to the national central bank of the Member State concerned or to other financial institutions approved by that State. Article 14 (ex Article 16) 1. The Bank shall cooperate with all international organisations active in fields similar to its own. 2. The Bank shall seek to establish all appropriate contacts in the interests of cooperation with banking and financial institutions in the countries to which its operations extend. Article 15 (ex Article 17) At the request of a Member State or of the Commission, or on its own initiative, the Board of Governors shall, in accordance with the same provisions as governed their adoption, interpret or supplement the directives laid down by it under Article 7 of this Statute. Article 16 (ex Article 18) 1. Within the framework of the task set out in Article 309 of the Treaty on the Functioning of the European Union, the Bank shall grant finance, in particular in the form of loans and guarantees to its members or to private or public undertakings for investments to be carried out in the territories of Member States, to the extent that funds are not available from other sources on reasonable terms. However, by decision of the Board of Governors, acting by a qualified majority on a proposal from the Board of Directors, the Bank may grant financing for investment to be carried out, in whole or in part, outside the territories of Member States.

2. As far as possible, loans shall be granted only on condition that other sources of finance are also used. 3. When granting a loan to an undertaking or to a body other than a Member State, the Bank shall make the loan conditional either on a guarantee from the Member State in whose territory the investment will be carried out or on other adequate guarantees, or on the financial strength of the debtor. Furthermore, in accordance with the principles established by the Board of Governors pursuant to Article 7(3)(b), and where the implementation of projects provided for in Article 309 of the Treaty on the Functioning of the European Union so requires, the Board of Directors shall, acting by a qualified majority, lay down the terms and conditions of any financing operation presenting a specific risk profile and thus considered to be a special activity. 4. The Bank may guarantee loans contracted by public or private undertakings or other bodies for the purpose of carrying out projects provided for in Article 309 of the Treaty on the Functioning of the European Union. 5. The aggregate amount outstanding at any time of loans and guarantees granted by the Bank shall not exceed 250% of its subscribed capital, reserves, non-allocated provisions and profit and loss account surplus. The latter aggregate amount shall be reduced by an amount equal to the amount subscribed (whether or not paid in) for any equity participation of the Bank. The amount of the Bank’s disbursed equity participations shall not exceed at any time an amount corresponding to the total of its paid-in subscribed capital, reserves, non-allocated provisions and profit and loss account surplus. By way of exception, the special activities of the Bank, as decided by the Board of Governors and the Board of Directors in accordance with paragraph 3, will have a specific allocation of reserve. This paragraph shall also apply to the consolidated accounts of the Bank. 6. The Bank shall protect itself against exchange risks by including in contracts for loans and guarantees such clauses as it considers appropriate.

Article 17 (ex Article 19) 1. Interest rates on loans to be granted by the Bank and commission and other charges shall be adjusted to conditions prevailing on the capital market and shall be calculated in such a way that the income therefrom shall enable the Bank to meet its obligations, to cover its expenses and risks and to build up a reserve fund as provided for in Article 22. 2. The Bank shall not grant any reduction in interest rates. Where a reduction in the interest rate appears desirable in view of the nature of the investment to be financed, the Member State concerned or some other agency may grant aid towards the payment of interest to the extent that this is compatible with Article 107 of the Treaty on the Functioning of the European Union. Article 18 (ex Article 20) In its financing operations, the Bank shall observe the following principles: 1. It shall ensure that its funds are employed as rationally as possible in the interests of the Union. It may grant loans or guarantees only: (a) where, in the case of investments by undertakings in the production sector, interest and amortisation payments are covered out of operating profits or, in the case of other investments, either by a commitment entered into by the State in which the investment is made or by some other means; and (b) where the execution of the investment contributes to an increase in economic productivity in general and promotes the attainment of the internal market. 2. It shall neither acquire any interest in an undertaking nor assume any responsibility in its management unless this is required to safeguard the rights of the Bank in ensuring recovery of funds lent. However, in accordance with the principles determined by the Board of Governors pursuant to Article 7(3)(b), and where the implementation of operations provided for in Article 309 of the Treaty on the Functioning of the European Union so requires, the Board of Directors shall, acting by a qualified majority, lay down the terms and conditions for taking an equity participation in a commercial undertaking, normally as a complement to a loan or a guarantee, in so far as this is required to finance an investment or programme. 3. It may dispose of its claims on the capital market and may, to this end, require its debtors to issue bonds or other securities. 4. Neither the Bank nor the Member States shall impose conditions requiring funds lent by the Bank to be spent within a specified Member State. 5. The Bank may make its loans conditional on international invitations to tender being arranged. 6. The Bank shall not finance, in whole or in part, any investment opposed by the Member State in whose territory it is to be carried out. 7. As a complement to its lending activity, the Bank may provide technical assistance services in accordance with the terms and conditions laid down by the Board of Governors, acting by a qualified majority, and in compliance with this Statute. Article 19 (ex Article 21) 1. Any undertaking or public or private entity may apply directly to the Bank for financing. Applications to the Bank may also be made either through the Commission or through the Member State on whose territory the investment will be carried out. 2. Applications made through the Commission shall be submitted for an opinion to the Member State in whose territory the investment will be carried out. Applications made through a Member State shall be submitted to the Commission for an opinion. Applications made direct by an undertaking shall be submitted to the Member State concerned and to the Commission. The Member State concerned and the Commission shall deliver their opinions within two months. If no reply is received within this period, the Bank may assume that there is no objection to the investment in question. 3. The Board of Directors shall rule on financing operations submitted to it by the Management Committee.

4. The Management Committee shall examine whether financing operations submitted to it comply with the provisions of this Statute, in particular with Articles 16 and 18. Where the Management Committee is in favour of the financing operation, it shall submit the corresponding proposal to the Board of Directors; the Committee may make its favourable opinion subject to such conditions as it considers essential. Where the Management Committee is against granting the finance, it shall submit the relevant documents together with its opinion to the Board of Directors. 5. Where the Management Committee delivers an unfavourable opinion, the Board of Directors may not grant the finance concerned unless its decision is unanimous. 6. Where the Commission delivers an unfavourable opinion, the Board of Directors may not grant the finance concerned unless its decision is unanimous, the director nominated by the Commission abstaining. 7. Where both the Management Committee and the Commission deliver an unfavourable opinion, the Board of Directors may not grant the finance. 8. In the event that a financing operation relating to an approved investment has to be restructured in order to safeguard the Bank’s rights and interests, the Management Committee shall take without delay the emergency measures which it deems necessary, subject to immediate reporting thereon to the Board of Directors. Article 20 (ex Article 22) 1. The Bank shall borrow on the capital markets the funds necessary for the performance of its tasks. 2. The Bank may borrow on the capital markets of the Member States in accordance with the legal provisions applying to those markets. The competent authorities of a Member State with derogation within the meaning of Article 139(1) of the Treaty on the Functioning of the European Union may oppose this only if there is reason to fear serious disturbances on the capital market of that State.

Article 21 (ex Article 23) 1. The Bank may employ any available funds which it does not immediately require to meet its obligations in the following ways: (a) it may invest on the money markets; (b) it may, subject to the provisions of Article 18(2), buy and sell securities; (c) it may carry out any other financial operation linked with its objectives. 2. Without prejudice to the provisions of Article 23, the Bank shall not, in managing its investments, engage in any currency arbitrage not directly required to carry out its lending operations or fulfil commitments arising out of loans raised or guarantees granted by it. 3. The Bank shall, in the fields covered by this Article, act in agreement with the competent authorities or with the national central bank of the Member State concerned. Article 22 (ex Article 24) 1. A reserve fund of up to 10% of the subscribed capital shall be built up progressively. If the state of the liabilities of the Bank should so justify, the Board of Directors may decide to set aside additional reserves. Until such time as the reserve fund has been fully built up, it shall be fed by: (a) interest received on loans granted by the Bank out of sums to be paid up by the Member States pursuant to Article 5; (b) interest received on loans granted by the Bank out of funds derived from repayment of the loans referred to in (a); to the extent that this income is not required to meet the obligations of the Bank or to cover its expenses. 2. The resources of the reserve fund shall be so invested as to be available at any time to meet the purpose of the fund.

Article 23 (ex Article 25) 1. The Bank shall at all times be entitled to transfer its assets in the currency of a Member State whose currency is not the euro in order to carry out financial operations corresponding to the task set out in Article 309 of the Treaty on the Functioning of the European Union, taking into account the provisions of Article 21 of this Statute. The Bank shall, as far as possible, avoid making such transfers if it has cash or liquid assets in the currency required. 2. The Bank may not convert its assets in the currency of a Member State whose currency is not the euro into the currency of a third country without the agreement of the Member State concerned. 3. The Bank may freely dispose of that part of its capital which is paid up and of any currency borrowed on markets outside the Union. 4. The Member States undertake to make available to the debtors of the Bank the currency needed to repay the capital and pay the interest on loans or commission on guarantees granted by the Bank for investments to be carried out in their territory. Article 24 (ex Article 26) If a Member State fails to meet the obligations of membership arising from this Statute, in particular the obligation to pay its share of the subscribed capital or to service its borrowings, the granting of loans or guarantees to that Member State or its nationals may be suspended by a decision of the Board of Governors, acting by a qualified majority. Such decision shall not release either the State or its nationals from their obligations towards the Bank. Article 25  (ex Article 27) 1. If the Board of Governors decides to suspend the operations of the Bank, all its activities shall cease forthwith, except those required to ensure the due realisation, protection and preservation of its assets and the settlement of its liabilities.

2. In the event of liquidation, the Board of Governors shall appoint the liquidators and give them instructions for carrying out the liquidation. It shall ensure that the rights of the members of staff are safeguarded. Article 26 (ex Article 28) 1. In each of the Member States, the Bank shall enjoy the most extensive legal capacity accorded to legal persons under their laws; it may, in particular, acquire or dispose of movable or immovable property and may be a party to legal proceedings. 2. The property of the Bank shall be exempt from all forms of requisition or expropriation. Article 27 (ex Article 29) Disputes between the Bank on the one hand, and its creditors, debtors or any other person on the other, shall be decided by the competent national courts, save where jurisdiction has been conferred on the Court of Justice of the European Union. The Bank may provide for arbitration in any contract. The Bank shall have an address for service in each Member State. It may, however, in any contract, specify a particular address for service. The property and assets of the Bank shall not be liable to attachment or to seizure by way of execution except by decision of a court.

Article 28 (ex Article 30) 1.The Board of Governors may, acting unanimously, decide to establish subsidiaries or other entities, which shall have legal personality and financial autonomy. 2. The Board of Governors shall establish the Statutes of the bodies referred to in paragraph 1. The Statutes shall define, in particular, their objectives, structure, capital, membership, the location of their seat, their financial resources, means of intervention and auditing arrangements, as well as their relationship with the organs of the Bank. 3. The Bank shall be entitled to participate in the management of these bodies and contribute to their subscribed capital up to the amount determined by the Board of Governors, acting unanimously. 4. The Protocol on the privileges and immunities of the European Union shall apply to the bodies referred to in paragraph 1 in so far as they are incorporated under the law of the Union, to the members of their organs in the performance of their duties as such and to their staff, under the same terms and conditions as those applicable to the Bank. Those dividends, capital gains or other forms of revenue stemming from such bodies to which the members, other than the European Union and the Bank, are entitled, shall however remain subject to the fiscal provisions of the applicable legislation. 5. The Court of Justice of the European Union shall, within the limits hereinafter laid down, have jurisdiction in disputes concerning measures adopted by organs of a body incorporated under Union law. Proceedings against such measures may be instituted by any member of such a body in its capacity as such or by Member States under the conditions laid down in Article 263 of the Treaty on the Functioning of the European Union. 6. The Board of Governors may, acting unanimously, decide to admit the staff of bodies incorporated under Union law to joint schemes with the Bank, in compliance with the respective internal procedures.

Other provisions relating to the European Investment Bank

Provisions relating to the European Investment Bank in the Treaty on the Functioning of the European Union Article 15 (ex Article 255 TEC*) 1. In order to promote good governance and ensure the participation of civil society, the Union institutions, bodies, offices and agencies shall conduct their work as openly as possible. 2. The European Parliament shall meet in public, as shall the Council when considering and voting on a draft legislative act. 3. Any citizen of the Union, and any natural or legal person residing or having its registered office in a Member State, shall have a right of access to documents of the Union institutions, bodies, offices and agencies, whatever their medium, subject to the principles and the conditions to be defined in accordance with this paragraph. General principles and limits on grounds of public or private interest governing this right of access to documents shall be determined by the European Parliament and the Council, by means of regulations, acting in accordance with the ordinary legislative procedure. Each institution, body, office or agency shall ensure that its proceedings are transparent and shall elaborate in its own Rules of Procedure specific provisions regarding access to its documents, in accordance with the regulations referred to in the second subparagraph. The Court of Justice of the European Union, the European Central Bank and the European Investment Bank shall be subject to this paragraph only when exercising their administrative tasks. The European Parliament and the Council shall ensure publication of the documents relating to the legislative procedures under the terms laid down by the regulations referred to in the second subparagraph. * TEC stands for Treaty establishing the European Community.

Provisions relating to the European Investment Bank in the Treaty on the Functioning of the European Union Article 15 (ex Article 255 TEC*) 1. In order to promote good governance and ensure the participation of civil society, the Union institutions, bodies, offices and agencies shall conduct their work as openly as possible. 2. The European Parliament shall meet in public, as shall the Council when considering and voting on a draft legislative act. 3. Any citizen of the Union, and any natural or legal person residing or having its registered office in a Member State, shall have a right of access to documents of the Union institutions, bodies, offices and agencies, whatever their medium, subject to the principles and the conditions to be defined in accordance with this paragraph. General principles and limits on grounds of public or private interest governing this right of access to documents shall be determined by the European Parliament and the Council, by means of regulations, acting in accordance with the ordinary legislative procedure. Each institution, body, office or agency shall ensure that its proceedings are transparent and shall elaborate in its own Rules of Procedure specific provisions regarding access to its documents, in accordance with the regulations referred to in the second subparagraph. The Court of Justice of the European Union, the European Central Bank and the European Investment Bank shall be subject to this paragraph only when exercising their administrative tasks. The European Parliament and the Council shall ensure publication of the documents relating to the legislative procedures under the terms laid down by the regulations referred to in the second subparagraph. * TEC stands for Treaty establishing the European Community.

Article 16 (ex Article 286 TEC) 1. Everyone has the right to the protection of personal data concerning them. 2. The European Parliament and the Council, acting in accordance with the ordinary legislative procedure, shall lay down the rules relating to the protection of individuals with regard to the processing of personal data by Union institutions, bodies, offices and agencies, and by the Member States when carrying out activities which fall within the scope of Union law, and the rules relating to the free movement of such data. Compliance with these rules shall be subject to the control of independent authorities. The rules adopted on the basis of this Article shall be without prejudice to the specific rules laid down in Article 39 of the Treaty on European Union. Article 107 (ex Article 87 TEC) 1. Save as otherwise provided in the Treaties, any aid granted by a Member State or through State resources in any form whatsoever which distorts or threatens to distort competition by favouring certain undertakings or the production of certain goods shall, in so far as it affects trade between Member States, be incompatible with the internal market. 2. The following shall be compatible with the internal market: (a) aid having a social character, granted to individual consumers, provided that such aid is granted without discrimination related to the origin of the products concerned; (b) aid to make good the damage caused by natural disasters or exceptional occurrences; (c) aid granted to the economy of certain areas of the Federal Republic of Germany affected by the division of Germany, in so far as such aid is required in order to compensate for the economic disadvantages caused by that division. Five years after the entry into force of the Treaty of Lisbon, the Council, acting on a proposal from the Commission, may adopt a decision repealing this point. 3. The following may be considered to be compatible with the internal market: (a) aid to promote the economic development of areas where the standard of living is abnormally low or where there is serious underemployment, and of the regions referred to in Article 349, in view of their structural, economic and social situation; (b) aid to promote the execution of an important project of common European interest or to remedy a serious disturbance in the economy of a Member State; (c) aid to facilitate the development of certain economic activities or of certain economic areas, where such aid does not adversely affect trading conditions to an extent contrary to the common interest; (d) aid to promote culture and heritage conservation where such aid does not affect trading conditions and competition in the Union to an extent that is contrary to the common interest; (e) such other categories of aid as may be specified by decision of the Council on a proposal from the Commission. Article 126 (ex Article 104 TEC) 1. Member States shall avoid excessive government deficits. [...] 9. If a Member State persists in failing to put into practice the recommendations of the Council, the Council may decide to give notice to the Member State to take, within a specified time limit, measures for the deficit reduction which is judged necessary by the Council in order to remedy the situation. In such a case, the Council may request the Member State concerned to submit reports in accordance with a specific timetable in order to examine the adjustment efforts of that Member State. [...] 11. As long as a Member State fails to comply with a decision taken in accordance with paragraph 9, the Council may decide to apply or, as the case may be, intensify one or more of the following measures: [...] to invite the European Investment Bank to reconsider its lending policy towards the Member State concerned, [...]

Article 174 (ex Article 158 TEC) In order to promote its overall harmonious development, the Union shall develop and pursue its actions leading to the strengthening of its economic, social and territorial cohesion. In particular, the Union shall aim at reducing disparities between the levels of development of the various regions and the backwardness of the least favoured regions. Among the regions concerned, particular attention shall be paid to rural areas, areas affected by industrial transition, and regions which suffer from severe and permanent natural or demographic handicaps such as the northernmost regions with very low population density and island, cross-border and mountain regions. Article 175 (ex Article 159 TEC) Member States shall conduct their economic policies and shall coordinate them in such a way as, in addition, to attain the objectives set out in Article 174. The formulation and implementation of the Union’s policies and actions and the implementation of the internal market shall take into account the objectives set out in Article 174 and shall contribute to their achievement. The Union shall also support the achievement of these objectives by the action it takes through the Structural Funds (European Agricultural Guidance and Guarantee Fund, Guidance Section; European Social Fund; European Regional Development Fund), the European Investment Bank and the other existing Financial Instruments. The Commission shall submit a report to the European Parliament, the Council, the Economic and Social Committee and the Committee of the Regions every three years on the progress made towards achieving economic, social and territorial cohesion and on the manner in which the various means provided for in this Article have contributed to it. This report shall, if necessary, be accompanied by appropriate proposals. If specific actions prove necessary outside the Funds and without prejudice to the measures decided upon within the framework of the other Union policies, such actions may be adopted by the European Parliament and the Council acting in accordance with the ordinary legislative procedure and after consulting the Economic and Social Committee and the Committee of the Regions.

Article 208 (ex Article 177 TEC) 1. Union policy in the field of development cooperation shall be conducted within the framework of the principles and objectives of the Union’s external action. The Union’s development cooperation policy and that of the Member States complement and reinforce each other. Union development cooperation policy shall have as its primary objective the reduction and, in the long term, the eradication of poverty. The Union shall take account of the objectives of development cooperation in the policies that it implements which are likely to affect developing countries. 2. The Union and the Member States shall comply with the commitments and take account of the objectives they have approved in the context of the United Nations and other competent international organisations. Article 209  (ex Article 179 TEC) 1. The European Parliament and the Council, acting in accordance with the ordinary legislative procedure, shall adopt the measures necessary for the implementation of development cooperation policy, which may relate to multiannual cooperation programmes with developing countries or programmes with a thematic approach. 2. The Union may conclude with third countries and competent international organisations any agreement helping to achieve the objectives referred to in Article 21 of the Treaty on European Union and in Article 208 of this Treaty. The first subparagraph shall be without prejudice to Member States’ competence to negotiate in international bodies and to conclude agreements. 3. The European Investment Bank shall contribute, under the terms laid down in its Statute, to the implementation of the measures referred to in paragraph 1. Article 228 (ex Article 195 TEC) 1. A European Ombudsman, elected by the European Parliament, shall be empowered to receive complaints from any citizen of the Union or any natural or legal person residing or having its registered office in a Member

State concerning instances of maladministration in the activities of the Union institutions, bodies, offices or agencies, with the exception of the Court of Justice of the European Union acting in its judicial role. He or she shall examine such complaints and report on them. In accordance with his duties, the Ombudsman shall conduct inquiries for which he finds grounds, either on his own initiative or on the basis of complaints submitted to him direct or through a Member of the European Parliament, except where the alleged facts are or have been the subject of legal proceedings. Where the Ombudsman establishes an instance of maladministration, he shall refer the matter to the institution, body, office or agency concerned, which shall have a period of three months in which to inform him of its views. The Ombudsman shall then forward a report to the European Parliament and the institution, body, office or agency concerned. The person lodging the complaint shall be informed of the outcome of such inquiries. The Ombudsman shall submit an annual report to the European Parliament on the outcome of his inquiries. 2. The Ombudsman shall be elected after each election of the European Parliament for the duration of its term of office. The Ombudsman shall be eligible for reappointment. The Ombudsman may be dismissed by the Court of Justice at the request of the European Parliament if he no longer fulfils the conditions required for the performance of his duties or if he is guilty of serious misconduct. 3. The Ombudsman shall be completely independent in the performance of his duties. In the performance of those duties he shall neither seek nor take instructions from any Government, institution, body, office or entity. The Ombudsman may not, during his term of office, engage in any other occupation, whether gainful or not. 4. The European Parliament acting by means of regulations on its own initiative in accordance with a special legislative procedure shall, after seeking an opinion from the Commission and with the approval of the Council, lay down the regulations and general conditions governing the performance of the Ombudsman’s duties. Article 258 (ex Article 226 TEC) If the Commission considers that a Member State has failed to fulfil an obligation under the Treaties, it shall deliver a reasoned opinion on the matter after giving the State concerned the opportunity to submit its observations.

If the State concerned does not comply with the opinion within the period laid down by the Commission, the latter may bring the matter before the Court of Justice of the European Union. Article 263 (ex Article 230 TEC) The Court of Justice of the European Union shall review the legality of legislative acts, of acts of the Council, of the Commission and of the European Central Bank, other than recommendations and opinions, and of acts of the European Parliament and of the European Council intended to produce legal effects vis-à-vis third parties. It shall also review the legality of acts of bodies, offices or agencies of the Union intended to produce legal effects vis-à-vis third parties. It shall for this purpose have jurisdiction in actions brought by a Member State, the European Parliament, the Council or the Commission on grounds of lack of competence, infringement of an essential procedural requirement, infringement of the Treaties or of any rule of law relating to their application, or misuse of powers. The Court shall have jurisdiction under the same conditions in actions brought by the Court of Auditors, by the European Central Bank and by the Committee of the Regions for the purpose of protecting their prerogatives. Any natural or legal person may, under the conditions laid down in the first and second paragraphs, institute proceedings against an act addressed to that person or which is of direct and individual concern to them, and against a regulatory act which is of direct concern to them and does not entail implementing measures. Acts setting up bodies, offices and agencies of the Union may lay down specific conditions and arrangements concerning actions brought by natural or legal persons against acts of these bodies, offices or agencies intended to produce legal effects in relation to them. The proceedings provided for in this Article shall be instituted within two months of the publication of the measure, or of its notification to the plaintiff, or, in the absence thereof, of the day on which it came to the knowledge of the latter, as the case may be. Article 265 (ex Article 232 TEC) Should the European Parliament, the European Council, the Council, the  Commission or the European Central Bank, in infringement of the Treaties, fail to act, the Member States and the other institutions of the Union may bring an action before the Court of Justice of the European Union to have the infringement established. This Article shall apply, under the same conditions, to bodies, offices and agencies of the Union which fail to act. The action shall be admissible only if the institution, body, office or agency concerned has first been called upon to act. If, within two months of being so called upon, the institution, body, office or agency concerned has not defined its position, the action may be brought within a further period of two months. Any natural or legal person may, under the conditions laid down in the preceding paragraphs, complain to the Court that an institution, body, office or agency of the Union has failed to address to that person any act other than a recommendation or an opinion. Article 271 (ex Article 237 TEC) The Court of Justice of the European Union shall, within the limits hereinafter laid down, have jurisdiction in disputes concerning: (a) the fulfilment by Member States of obligations under the Statute of the European Investment Bank. In this connection, the Board of Directors of the Bank shall enjoy the powers conferred upon the Commission by Article 258; (b) measures adopted by the Board of Governors of the European Investment Bank. In this connection, any Member State, the Commission or the Board of Directors of the Bank may institute proceedings under the conditions laid down in Article 263; (c) measures adopted by the Board of Directors of the European Investment Bank. Proceedings against such measures may be instituted only by Member States or by the Commission, under the conditions laid down in Article 263, and solely on the grounds of non-compliance with the procedure provided for in Article 19(2), (5), (6) and (7) of the Statute of the Bank; (d) the fulfilment by national central banks of obligations under the Treaties and the Statute of the ESCB and of the ECB. In this connection the powers of the Governing Council of the European Central Bank in respect of national central banks shall be the same as those conferred upon the Commission in respect of Member States by Article 258. If the Court finds that a national central bank has failed to fulfil an obligation under the Treaties, that bank shall be required to take the necessary measures to comply with the judgment of the Court.

Article 287 (ex Article 248 TEC) [...] 3. The audit shall be based on records and, if necessary, performed on the spot in the other institutions of the Union, on the premises of any body, office or agency which manages revenue or expenditure on behalf of the Union and in the Member States, including on the premises of any natural or legal person in receipt of payments from the budget. In the Member States the audit shall be carried out in liaison with national audit bodies or, if these do not have the necessary powers, with the competent national departments. The Court of Auditors and the national audit bodies of the Member States shall cooperate in a spirit of trust while maintaining their independence. These bodies or departments shall inform the Court of Auditors whether they intend to take part in the audit. The other institutions of the Union, any bodies, offices or agencies managing revenue or expenditure on behalf of the Union, any natural or legal person in receipt of payments from the budget, and the national audit bodies or, if these do not have the necessary powers, the competent national departments, shall forward to the Court of Auditors, at its request, any document or information necessary to carry out its task. In respect of the European Investment Bank’s activity in managing Union expenditure and revenue, the Court’s rights of access to information held by the Bank shall be governed by an agreement between the Court, the Bank and the Commission. In the absence of an agreement, the Court shall nevertheless have access to information necessary for the audit of Union expenditure and revenue managed by the Bank. [...] Article 308 (ex Article 266 TEC) The European Investment Bank shall have legal personality. The members of the European Investment Bank shall be the Member States. The Statute of the European Investment Bank is laid down in a Protocol annexed to the Treaties. The Council acting unanimously in accordance with a special legislative procedure, at the request of the European Investment Bank and after consulting the European Parliament and the Commission, or on a proposal from the Commission and after consulting the European Parliament and the European Investment Bank, may amend the Statute of the Bank.

Article 309 (ex Article 267 TEC) The task of the European Investment Bank shall be to contribute, by having recourse to the capital market and utilising its own resources, to the balanced and steady development of the internal market in the interest of the Union. For this purpose the Bank shall, operating on a non-profit-making basis, grant loans and give guarantees which facilitate the financing of the following projects in all sectors of the economy: (a) projects for developing less-developed regions; (b) projects for modernising or converting undertakings or for developing fresh activities called for by the establishment or functioning of the internal market, where these projects are of such a size or nature that they cannot be entirely financed by the various means available in the individual Member States; (c) projects of common interest to several Member States which are of such a size or nature that they cannot be entirely financed by the various means available in the individual Member States. In carrying out its task, the Bank shall facilitate the financing of investment programmes in conjunction with assistance from the Structural Funds and other Union Financial Instruments. Article 325 (ex Article 280 TEC) 1. The Union and the Member States shall counter fraud and any other illegal activities affecting the financial interests of the Union through measures to be taken in accordance with this Article, which shall act as a deterrent and be such as to afford effective protection in the Member States, and in all the Union’s institutions, bodies, offices and agencies. 2. Member States shall take the same measures to counter fraud affecting the financial interests of the Union as they take to counter fraud affecting their own financial interests. 3. Without prejudice to other provisions of the Treaties, the Member States shall coordinate their action aimed at protecting the financial interests of the Union against fraud. To this end they shall organise, together with the Commission, close and regular cooperation between the competent authorities.

4. The European Parliament and the Council, acting in accordance with the ordinary legislative procedure, after consulting the Court of Auditors, shall adopt the necessary measures in the fields of the prevention of and fight against fraud affecting the financial interests of the Union with a view to affording effective and equivalent protection in the Member States and in all the Union’s institutions, bodies, offices and agencies. 5. The Commission, in cooperation with Member States, shall each year submit to the European Parliament and to the Council a report on the measures taken for the implementation of this Article. Article 339 (ex Article 287 TEC) The members of the institutions of the Union, the members of committees, and the officials and other servants of the Union shall be required, even after their duties have ceased, not to disclose information of the kind covered by the obligation of professional secrecy, in particular information about undertakings, their business relations or their cost components. Article 343 (ex Article 291 TEC) The Union shall enjoy in the territories of the Member States such privileges and immunities as are necessary for the performance of its tasks, under the conditions laid down in the Protocol of 8 April 1965 on the privileges and immunities of the European Union. The same shall apply to the European Central Bank and the European Investment Bank.

Protocol (No 6) on the location of the seats of the institutions and of certain bodies, offices, agencies and departments of the European Union (extract) THE REPRESENTATIVES OF THE GOVERNMENTS OF THE MEMBER STATES, HAVING REGARD to Article 341 of the Treaty on the Functioning of the European Union and Article 189 of the Treaty establishing the European Atomic Energy Community, RECALLING AND CONFIRMING the Decision of 8 April 1965, and without prejudice to the decisions concerning the seat of future institutions, bodies, offices, agencies and departments, HAVE AGREED UPON the following provisions, which shall be annexed to the  Treaty on European Union and to the Treaty on the Functioning of the European Union, and to the Treaty establishing the European Atomic Energy Community: Sole Article [...] (h) The European Investment Bank shall have its seat in Luxembourg. [...]

Protocol (No 7) on the Privileges and Immunities of the European Union (extract) Article 1 The premises and buildings of the Union shall be inviolable. They shall be exempt from search, requisition, confiscation or expropriation. The property and assets of the Union shall not be the subject of any administrative or legal measure of constraint without the authorisation of the Court of Justice. Article 2 The archives of the Union shall be inviolable. Article 3 The Union, its assets, revenues and other property shall be exempt from all direct taxes. The governments of the Member States shall, wherever possible, take the appropriate measures to remit or refund the amount of indirect taxes or sales taxes included in the price of movable or immovable property, where the Union makes, for its official use, substantial purchases the price of which includes taxes of this kind. These provisions shall not be applied, however, so as to have the effect of distorting competition within the Union. No exemption shall be granted in respect of taxes and dues which amount merely to charges for public utility services. Article 4 The Union shall be exempt from all customs duties, prohibitions and restrictions on imports and exports in respect of articles intended for its official use: articles so imported shall not be disposed of, whether or not in return for payment, in the territory of the country into which they have been imported, except under conditions approved by the government of that country. The Union shall also be exempt from any customs duties and any prohibitions and restrictions on imports and exports in respect of its publications.

Article 21 (ex Article 22) This Protocol shall also apply to the European Investment Bank, to the members of its organs, to its staff and to the representatives of the Member States taking part in its activities, without prejudice to the provisions of the Protocol on the Statute of the Bank. The European Investment Bank shall in addition be exempt from any form of taxation or imposition of a like nature on the occasion of any increase in its capital and from the various formalities which may be connected therewith in the State where the Bank has its seat. Similarly, its dissolution or liquidation shall not give rise to any imposition. Finally, the activities of the Bank and of its organs carried on in accordance with its Statute shall not be subject to any turnover tax.

Protocol (No 28) on Economic, Social and Territorial Cohesion THE HIGH CONTRACTING PARTIES, RECALLING that Article 3 of the Treaty on European Union includes the objective of promoting economic, social and territorial cohesion and solidarity between Member States and that the said cohesion figures among the areas of shared competence of the Union listed in Article 4(2)(c) of the Treaty on the Functioning of the European Union, RECALLING that the provisions of Part Three, Title XVIII, on economic, social and territorial cohesion as a whole provide the legal basis for consolidating and further developing the Union’s action in the field of economic, social and territorial cohesion, including the creation of a new fund, RECALLING that the provisions of Article 177 of the Treaty on the Functioning of the European Union envisage setting up a Cohesion Fund, NOTING that the European Investment Bank is lending large and increasing amounts for the benefit of the poorer regions, NOTING the desire for greater flexibility in the arrangements for allocations from the Structural Funds, NOTING the desire for modulation of the levels of Union participation in programmes and projects in certain countries, NOTING the proposal to take greater account of the relative prosperity of Member States in the system of own resources, REAFFIRM that the promotion of economic, social and territorial cohesion is vital to the full development and enduring success of the Union, REAFFIRM their conviction that the Structural Funds should continue to play a considerable part in the achievement of Union objectives in the field of cohesion, REAFFIRM their conviction that the European Investment Bank should continue to devote the majority of its resources to the promotion of economic, social and territorial cohesion, and declare their willingness to review the capital needs of the European Investment Bank as soon as this is necessary for that purpose, AGREE that the Cohesion Fund will provide Union financial contributions to projects in the fields of environment and trans-European networks in Member

States with a per capita GNP of less than 90% of the Union average which have a programme leading to the fulfilment of the conditions of economic convergence as set out in Article 126, DECLARE their intention of allowing a greater margin of flexibility in allocating financing from the Structural Funds to specific needs not covered under the present Structural Funds regulations, DECLARE their willingness to modulate the levels of Union participation in the context of programmes and projects of the Structural Funds, with a view to avoiding excessive increases in budgetary expenditure in the less prosperous Member States, RECOGNISE the need to monitor regularly the progress made towards achieving economic, social and territorial cohesion and state their willingness to study all necessary measures in this respect, DECLARE their intention of taking greater account of the contributive capacity of individual Member States in the system of own resources, and of examining means of correcting, for the less prosperous Member States, regressive elements existing in the present own resources system, AGREE to annex this Protocol to the Treaty on European Union and the Treaty on the Functioning of the European Union.

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